Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SPS Commerce, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-192392, 333-182097 and 333-174026) and on Form S-8 (Nos. 333-236671, 333-229838, 333-222438, 333-222435, 333-216288, 333-209721, 333-201673, 333-193544, 333-185972, 333-182007, 333-179236, 333-172073, 333-167315 and 333-167314) of SPS Commerce, Inc. of our report dated February 23, 2021, with respect to the consolidated balance sheets of SPS Commerce, Inc. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of SPS Commerce, Inc.

Our report dated February 23, 2021 on the consolidated financial statements refers to a change in the method of accounting for leases on January 1, 2019, due to the adoption of Financial Accounting Standards Board’s Accounting Standards codification (ASC) Topic 842, Leases.

Our report dated February 23, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states management acquired the Data Masons business during 2020, and has excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, Data Masons’ internal control over financial reporting associated with approximately three percent of total assets and less than one percent of total revenues in the consolidated financial statements of SPS Commerce, Inc. as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of SPS Commerce, Inc. also excluded an evaluation of the internal control over financial reporting of the Data Masons business.

/s/ KPMG LLP

Minneapolis, Minnesota

February 23, 2021